Exhibit 15

August 5, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated August 5, 2015 on our review of interim financial information of W. R. Grace & Co. (the "Company") for the three and six month periods ended June 30, 2015 and June 30, 2014 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2015 is incorporated by reference in its Registration Statements on Form S-8 dated May 12, 2000, April 28, 2011, May 2, 2013, and February 27, 2014.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland